UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 19, 2012

MedAssets, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33881	51-0391128
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 North Point Center E, Suite 200, Alpharetta, Georgia		30022
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 678-323-2500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On April 19, 2012, the Board of Directors (the “Board”) of MedAssets, Inc. (the “Company”) appointed Mr. John C. Rutherford, a current independent member of the Company’s Board, to fill the previously reported vacancy on our Audit Committee, effective immediately. As a result of this appointment, Mr. Rutherford resigned from our Compensation, Governance and Nominating Committee of the Board.

The appointment of Mr. Rutherford to the Audit Committee now brings the Company back into compliance with NASDAQ Listing Rules, and was performed in accordance with the cure period afforded thereunder.

Mr. Rutherford’s extensive experience in private equity investment and his tenure on our Board since 1999 provides vital knowledge, expertise and perspective that can be applied as a member of our Audit Committee. From 1998 to 2012, Mr. Rutherford has served as a Managing Partner of Parthenon Capital, a private equity investment firm. From 1991 to 1998, Mr. Rutherford was the Chairman of the Parthenon Group, a consulting firm. A native of Wellington, New Zealand, Mr. Rutherford holds a B.E. (1st Class Honors) degree from the University of Canterbury, an M.S. in Computer Science from the University of Connecticut and an M.B.A. from Harvard Business School.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Mr. Allen W. Hobbs, Executive Vice President of Enterprise Sales of MedAssets, Inc. (the “Company”) has tendered his resignation to the Company, effective May 4, 2012. Mr. Hobbs has decided to pursue other career opportunities following the recent realignment of the Company’s Revenue Cycle Management (RCM) sales and client management organization. This group previously reported to Mr. Hobbs when he held the title of President, Sales and Client Management. RCM sales and client management now reports directly to the President of the RCM segment. Under the terms of his existing employment agreement with the Company, Mr. Hobbs is entitled to receive, subject to the execution and non-revocation of a general release of claims in favor of the Company and its affiliates: (i) full vesting of all equity awards; (ii) one year of salary ($341,810) and target annual cash incentive ($136,724) payable in substantially equal installments over the 12 month period following his termination date; and (iii) an additional cash amount of $45,000. Additionally, Mr. Hobbs is subject to non-solicitation, non-hire and non-interference obligations for 24 months following his termination of employment, and to non-competition obligations for 12 months following his termination of employment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MedAssets, Inc.

April 24, 2012	By:	/s/ Charles O. Garner
		Name:	Charles O. Garner

		Title:	Executive Vice President, Chief Financial Officer